                              EMPLOYMENT AGREEMENT

                                    Between

                           Washington Energy Company,
                         Washington Natural Gas Company

                                      and

                               William P. Vititoe

                                January 15, 1994


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective the 15th day of January, 1994 (the "Effective Date"), between WASHINGTON ENERGY COMPANY, a Washington corporation ("WECO"), Washington Natural Gas Company, a Washington corporation, which is a wholly owned subsidiary of WECO ("WNG"), and WILLIAM P. VITITOE ("Employee"). The term "Company" refers to WECO and WNG. The term "Parties" refers to the Company and the Employee.


                                R E C I T A L S


         1.1 WECO wishes to employ the Employee as Chairman and Chief Executive Officer of WECO and WNG wishes to employ the Employee as Chairman and Chief Executive Officer of WNG, both subject to the approval of the shareholders of WECO, and the Employee wishes to accept such employment;

         1.2 The Parties have reached agreement on the terms and conditions of such employment, and believe that it is in their mutual best interests to enter into a written agreement that specifies those terms and conditions;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the Parties agree as follows:

         1. Employment. The Company hereby agrees to employ Employee and to perform the obligations of the Company under this Agreement. Employee hereby accepts employment by the Company and agrees to perform the obligations of Employee under this Agreement.

         2. Term. This Agreement shall commence on the Effective Date and shall terminate on January 14, 1998, subject to earlier termination as provided in Section 13 (Termination Prior to The end of the Term). Employee's election as a director of the Company and as Chairman and Chief Executive Officer of the Company is contingent on shareholder approval at the next annual meeting of the shareholders of WECO, which is presently set for February 25, 1994 ("Shareholder Approval").
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                                    PAGE 109


         3. Duties. From the Effective Date until the date of Shareholder Approval, Employee shall assist the current Chairman and Chief Executive Officer of WECO with operational matters and the anticipated transition of his duties to Employee. From and after the date of Shareholder Approval, Employee shall serve as the Chairman and Chief Executive Officer of WECO (and WECO shall cause Employee to be elected Chairman and Chief Executive Officer of WNG and of such other affiliates or subsidiaries as the Board of Directors of WECO shall designate), and shall faithfully and diligently perform such duties and exercise such powers as:

                          (i) Are set forth in the description of duties of officers in the current Bylaws of WECO and WNG (which may be amended by WECO and WNG from time to time);

                          (ii) Are customarily expected of the Chairman and Chief Executive Officer of business organizations which are similar to the Company; and

                          (iii) May from time to time be properly assigned to him by the Board of Directors of WECO or WNG. At the request of the Board of Directors of the Company, Employee also shall serve as an officer or as a member of the Board of Directors of any of the Company's subsidiaries and affiliates, without additional compensation.

         4. Extent of Services. Employee shall devote his full working time, attention and skill to the duties and responsibilities set forth in
Section 3 ("Duties"). Employee may participate in other businesses as an outside director or investor, provided that:

                          (i) Employee shall not actively participate in the operation or management of such businesses; and

                          (ii) Employee shall not, without the prior approval of the Board of Directors of the Company, make or maintain any investment in any entity with which the Company has a commercial relationship of any kind, including that of lessor, partner, investor, vendor, supplier, consultant or otherwise, or an entity which is in direct competition with the Company.

         5. Salary. In consideration for the performance of Employee's obligations under the Agreement, the Company shall pay Employee an initial salary of Three Hundred Twenty-Five Thousand Dollars ($325,000) per year, which salary shall be subject to prospective adjustment from time to time by the Board of Directors of the Company (the "Board of Directors"), in its sole discretion, but shall not be reduced during the term of this Agreement. Employee's salary shall be paid in installments in accordance with the Company's payroll policy for other employees.

         6. Bonus. The Company shall pay to Employee on or before November 30, 1994 a one-time bonus ("Bonus") of One Hundred Thousand Dollars ($100,000) for his services during the Company's fiscal year ending September 30, 1994. Commencing with the Company's fiscal year beginning October 1, 1994, Employee shall be entitled to participate in WNG's Annual Incentive Plan (the "Annual Incentive Plan"), which may be amended from time to time. Employee is familiar with the Annual Incentive Plan, and acknowledges that any benefits that may be granted to Employee under the Annual Incentive Plan are subject to the approval of the Board of Directors or the Compensation Committee appointed by the Board of Directors, in the exercise of its sole discretion.

         7. Stock Options. As an incentive to Employee to use his best efforts to enhance the value of the Company, the Company shall grant to Employee certain options to purchase stock of WECO in accordance with that certain Washington Energy Company Stock Option Plan (the "Option Plan"), which may be amended from
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                                    PAGE 110

time to time. The options are more particularly described in the Option Plan and in Attachment A to this Agreement.

         8. Vacation and Other Benefits. Employee shall be entitled to five (5) weeks of paid vacation each year, in addition to the holidays observed by the Company for its employees in general. Vacation or holiday time that is not taken shall not be carried into the next calendar year. Employee shall be entitled to participate in the WNG Pension Plan and the WNG Salary Investment Plan, in accordance with their terms, each of which may be amended from time to time. WNG shall also enter into an Executive Retirement Compensation Agreement with Employee substantially in the form of Attachment B to this Agreement. The Company shall provide Employee, with medical, life and disability insurance benefits for Employee with terms and provisions substantially as favorable to Employee, as of the Effective Date, as those provided to other executive employees of the Company at that date. The Company may prospectively amend, eliminate or add to the insurance and benefit programs at any time, in its sole discretion.

         9. Automobile. The Company shall provide Employee with the use of an automobile to conduct Company business. The Company shall pay all expenses incurred in purchasing or leasing the automobile, and shall in addition either pay or reimburse Employee for all reasonable expenses incurred for maintenance, service, and fuel costs for the automobile on the same basis as for other executive employees of the Company. Employee shall maintain adequate records to reflect any personal use of the automobile.

         10. Club Dues. The Company shall pay on behalf of Employee a reasonable number of initial membership fees for clubs to enable the Employee to conduct Company business and represent the Company in the business community. Monthly dues and other charges in connection with such membership shall be handled on the same basis as for other executive employees of the Company.

         11.     Housing Loan and Moving Expenses.

                 (a) The Company shall loan to Employee at the time of closing of his purchase of a new residence in the Seattle, Washington area, up to One Million Dollars ($1,000,000) on an interest-free basis, under the terms of a promissory note substantially in the form attached hereto as Attachment C, which loan shall be secured by a first position Deed of Trust on the residence being acquired.

                 (b) Company agrees to reimburse Employee for all reasonable moving expenses incurred by Employee in relocating from Michigan to Washington ("Moving Expenses"). Company will also pay to Employee an amount to reimburse Employee for the federal income tax expense associated with the Moving Expenses (the "Tax Payment"). The Tax Payment will equal:

         TP = 65.56 (M-D)

         Where TP = Tax Payment
                M = Moving Expenses
                D = Moving Expenses deductible by Employee on his federal
                    income tax return.

         12. Expenses. The Company shall, upon receipt of adequate supporting documentation, reimburse Employee for reasonable expenses incurred by Employee in promoting the business of the Company, subject to the Company's expense reimbursement policies, which may be amended from time to time.

         13.     Termination Prior to the End of the Term.

                 13.1 The Company may terminate this Agreement for cause prior to the end of the term. The term "for cause" shall mean a termination based on a
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                                    PAGE 111

determination by the Board of Directors that Employee has: committed an act of dishonesty related to his employment; obtained any benefit of money or other property in connection with his employment to which he was not entitled; refused to comply with a lawful directive of the Board of Directors; or engaged in any willful misconduct with respect to his duties or other obligations under this Agreement. The Company shall not terminate this Agreement for cause unless a determination has been made by majority vote of the Board of Directors at a lawfully called meeting at which Employee shall be entitled to be told of the reasons for the termination and given an opportunity to personally respond to the reasons provided by the Board of Directors. In the event of termination of this Agreement by the Company for cause, Employee shall be paid all compensation and benefits earned through the date of termination, the Company shall not be obligated to provide any further compensation or benefits to him under the Agreement, and the Parties' obligations to each other under this Agreement shall cease, with the exception of the Company's obligations under
Section 15 (Indemnification) and Employee's obligations under Section 16 (Confidentiality) and Section 17 (Noncompetition).

                 13.2 The Company may, at its option and at any time, terminate this Agreement prior to the end of the term, without cause. In the event that the Company exercises this right, Employee shall be entitled to receive: all compensation and benefits earned through the date of termination; and a continuation of his salary for the balance of the term of this Agreement, at the level in effect as of the date of termination. In that event, the Parties' obligations to each other under this Agreement shall cease, with the exception of the Company's obligations under Section 14 (Change in Control) and
Section 15 (Indemnification) and the Employee's obligations under Section 16 (Confidentiality) and Section 17 (Noncompetition).

                 13.3 This Agreement shall terminate in the event Employee dies, or is unable to perform his duties as a result of a physical or mental disability at any time during the term of this Agreement. In the event of a termination under this subsection, Employee or his estate shall be paid all compensation and benefits earned through the date of such termination, including a pro-rated Bonus under Section 6, if death or disability occurs prior to September 30, 1994 and shall be entitled to receive benefits under any salary continuation plan which the Company may have in effect as of the date of such termination, the Company shall have no further obligations to provide compensation or benefits to him or his estate under this Agreement, and the Parties' obligations to each other under this Agreement shall cease, with the exception of the Company's obligations under Section 15 (Indemnification) and the Employee's obligations, if he is still living, under Section 16 (Confidentiality) and Section 17 (Noncompetition). For purposes of this Agreement, Employee shall be deemed to be disabled when each of the following conditions are met:

                          (i) The Employee shall become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illnesses) of properly performing the services required of him by this Agreement;

                          (ii) Employee's physical or mental incapacity shall exist or shall be reasonably expected to exist for more than ninety (90) days in the aggregate during any period of twelve (12) consecutive calendar months; and

                          (iii) Such physical or mental incapacity is independently diagnosed by a qualified medical practitioner.

                 13.4 Either the Company or the Employee may, at its/his option, terminate this Agreement in the event that Shareholder Approval is not obtained. In the event that either the Company or Employee exercises this right to terminate the Agreement, Employee shall be entitled to receive all compensation and benefits
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                                    PAGE 112

earned through the date of termination, and the parties' obligations to each other shall cease, with the exception of Employee's obligations under Section 16 (confidentiality).

         14.     Change in Control.

                 14.1 The provisions of this section shall survive the expiration of the term of this Agreement, but shall not be effective in the event of a termination of this Agreement prior to the end of the term for cause, in accordance with subsection 13.1, or as a result of the death or incapacity of Employee in accordance with subsection 13.3. The provisions of this Section shall remain in effect for a period of three (3) years ("the Extended Benefit Period") following the date either the Company or Employee provides written notice to the other of its/his intent to terminate the provisions of this section ("Notice of Termination of Extended Benefits"). A Notice of Termination of Extended Benefits may be given during the term of this Agreement, or thereafter, but the Extended Benefit Period may not end prior to the end of the term of this Agreement. Notwithstanding any other provision of this section, the Extended Benefit Period shall terminate when Employee reaches the Normal Retirement Date as that term is defined in the Executive Retirement Compensation Agreement attached hereto as Attachment B (the "Normal Retirement Date").

                 14.2 The Board of Directors, in the exercise of its responsibility to serve the best interests of the shareholders of WECO, may at any time consider a merger or acquisition proposal that could result in a Change of Control of WECO. In order to avoid any adverse affect on Employee's performance under this Agreement that might be caused by uncertainties concerning his tenure and treatment by WECO in the event of such a Change in Control, WECO has agreed to provide certain benefits to Employee in certain circumstances involving a Change of Control of WECO in accordance with the provisions of this section. For purposes of this Agreement, a Change in Control shall mean the occurrence of any one of the following actions or events:

                          (i) The acquisition of any person (which, for purposes of this Agreement, shall include a natural person, corporation, partnership, association, joint stock company, trust fund, or organized group of persons) of the power, directly or indirectly, to exercise a controlling influence over the management or policies of WECO (either alone or pursuant to an arrangement or understanding with one or more other persons), whether through the ownership of voting securities through one or more intermediary persons, by contract or otherwise; or

                          (ii) The acquisition by a person (whether alone or pursuant to an arrangement or understanding with one or more other persons) of the ownership or power to vote twenty-five percent (25%) or more of the outstanding voting securities of WECO; or

                          (iii) During a period of six (6) years after the acquisition by any person, directly or indirectly, of the ownership or power to vote ten percent (10%) or more of the outstanding voting securities of WECO, the ceasing of the individuals who prior to such acquisition were directors of WECO ("Prior Directors") to constitute a majority of the board of directors, unless the nomination of each new director was approved by a vote of a majority of the Prior Directors.

                 14.3 In the event of a Change in Control during the term of this Agreement, or a Change in Control following the expiration of the term, but during the Extended Benefit Period, which in either event is followed by a Material Adverse Change in the terms of Employee's employment, as that term is defined in Section 14.4, which results in the termination, by Employee or WECO, of Employee's employment by WECO, shall entitle Employee to receive the benefits described in
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                                    PAGE 113

Subsection 14.5.

                 14.4 For purposes of this section, any of the following shall constitute a Material Adverse Change in the terms of Employee's employment:

                          (i) A material change in Employee's Duties, without Employee's express consent;

                          (ii) A reduction in Employee's base salary in effect prior to the Change in Control, unless such reduction is applied to all officers of the Company, does not exceed the average percentage reduction in base salary for all officers of the Company, and is not greater than a reduction of twenty-five percent (25%);

                          (iii) Failure by the Company to increase Employee's base salary each year following a Change of Control, by an amount which equals at least one-half of the average percentage increase in base salary for all officers of the Company and its subsidiaries or a parent or successor of the Company during the prior two (2) full calendar years;

                          (iv) Failure by the Company to maintain any employee benefits to which Employee is entitled prior to the Change in Control at a level equal to or greater than those in effect prior to the Change of Control, through the continuation of the same or substantially similar programs and policies or the taking of any action by the Company which would adversely affect Employee's participation in or materially reduce Employee's benefits under any such plans, programs or policies, or deprive Employee of any fringe benefits enjoyed by Employee prior to the Change of Control, unless such a reduction in benefits is nondiscriminatory as to Employee and is applied generally to all officers and management employees of the Company, its subsidiaries and affiliates and any parent or successor of the Company.

                          (v) The failure by the Company to provide Employee with the number of paid vacation days to which Employee would be entitled as a salaried employee of the Company, its subsidiaries or affiliates or any parent or successor of the Company on a nondiscriminatory basis;

                          (vi) The Requirement by the Company that Employee relocate his residence or office anywhere outside of the Seattle area, except for required travel on the Company's business to the extent consistent with Employee's duties;

                          (vii) Any purported termination of employment by the Company other than: for cause as defined in Section 13.1, or death or disability as defined in Section 13.3, or prior to Normal Retirement Date, as that term is defined in the Executive Retirement Compensation Agreement, which is attached hereto as Attachment B (the "Normal Retirement Date").

         14.5 In the event of a termination of Employee's employment as described in Subsection 14.4, the Company shall provide to Employee the following benefits for the balance of the Extended Benefit Period:

                          (i) Employee's full base salary earned through the termination date, plus payment for all accrued vacation and any deferred compensation to which Employee is entitled for the fiscal year most recently ended prior to Employee's termination, and Employee's pro rata share of any compensation under any Company plan which has accrued through the date of termination, regardless of whether such amounts are vested or are payable in the year of termination; plus
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                                    PAGE 114


                          (ii) Within thirty (30) days following the date of termination, an amount equal to the sum of Employee's annual base salary at the rate in effect as of the date of termination, plus the amount of any additional compensation awarded to Employee for the year most recently ended, including any sums awarded under an annual wage accumulation plan, multiplied by number of years (prorated for any partial years) remaining between the date of termination and the end of the Extended Benefit Period. The Company's obligation to pay this amount shall not be affected by any alternative employment that Employee may obtain.

                          (iii) The Company shall maintain in full force and effect for the remaining term of the Extended Benefit Period all employee benefit plans, programs and policies, including any life or health insurance plans in which employee was entitled to participate immediately prior to termination, provided that Employee is qualified to participate under the general terms and provisions of such plans, programs and policies. In the event that Employee is not qualified to participate in any such plan, program or policy is not possible under its terms and conditions, the Company shall at its option either arrange for Employee to receive benefits substantially similar to those which Employee would have been entitled to receive under each plan, program or policy, or pay to employee an amount equal to the premiums which the Company would pay on Employee's behalf for participation in such plan, program or policy. At the end of the period of coverage, Employee will have the option to receive an assignment at no cost, and with no apportionment of prepaid premiums, any assignable insurance policies owned by the Company and relating to Employee, and to take advantage of any conversion privileges pertinent to the benefits available under Company policies.

                          (iv) In addition to the regular payment of benefits to which Employee is entitled under the retirement plans or programs in effect on the date of Employee's termination, which shall not be affected by such termination, the Company shall pay to Employee in cash at the Normal Retirement Date, an amount equal to the actuarial equivalent of the additional retirement compensation to which Employee would have been entitled under the terms of such retirement plans or programs (without regard to vesting) and Employee continue in the employ of the Company during the balance of the Extended Benefit Period at Employee's base salary rate as of the date of termination, provided that payment shall not extend beyond Employee's Normal Retirement Date. For purposes of this calculation, the actuarial equivalent shall be determined by assuming survival to age eighty (80).

                          (v) Employee shall waive all rights to receive shares of common stock of WECO ("Company Shares") issuable upon exercise of options ("Options"), if any, granted to employee under WECO's stock option plans. In return for that waiver, Employee shall be entitled to receive, within thirty
                 (30) days following the date of termination, a payment equal to the difference between the exercise price of all options held by Employee, whether or not then fully exercisable, and the higher of (1) the average of the high and low sale prices as reported by the New York Stock Exchange on the date of termination (or the closing price on any other national stock exchange on which the Company Shares may then be listed) as reported in the Pacific Edition of the Wall Street Journal on the date of termination); or (2) the highest price per share actually paid for any of the Company Shares in connection with any change in control of the Company.

                          (vi) Notwithstanding any other provisions of this Agreement, if any severance benefits under Section 14 of this Agreement, together with any other Parachute Payments (as defined under Internal Revenue Code

                 Section 280(G)(b)(2)) made by the Company to Employee, if any, are characterized as Excess Parachute Payments (as defined in Internal Revenue Code, Section 280(G)(b)(1)), then the Company shall pay to Employee, in addition to the payments to be received under this Section, an amount equal to the excise taxes imposed by Section 4999 of the code on Employee's Excess Parachute Payments, plus an amount equal to the federal and, if applicable, state income taxes which will be payable to Employee as a result of this additional payment.

         15. Indemnification. The Company shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee's service as an officer or employee (or director if Employee is elected and serves as a director) of the Company and/or any of its affiliates and subsidiaries to the fullest extent allowed by law; provided, that the Company shall not be obligated to defend, indemnify or hold Employee harmless from any liabilities, obligations, claims or expenses which result from Employee having committed an act of dishonesty, obtained any benefit of money or other property to which he was not entitled, refused to comply with a lawful directive of the Board of Directors, or engaged in any willful misconduct with respect to his duties or other obligations under this Agreement.

         16. Confidentiality. Employee shall not, during the term of this Agreement or thereafter, use for his own purposes or disclose to any other person or entity any confidential information concerning the Company, its affiliates or subsidiaries, or any of their business operations, except as may be consistent with his duties hereunder or as may be required by order of a court of competent jurisdiction. Confidential information shall include, without limitation, any information, formula, pattern, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons or entities.

         17.     Noncompetition.

                 17.1 During the term of his employment with the Company, Employee shall comply with his fiduciary obligations as an officer of the Company, shall comply with the restrictions contained in Section 4.

                 17.2 During the term of his employment with the Company and for a period of two (2) years thereafter, Employee shall not participate in or perform services, whether directly or indirectly, as a director, officer, employee, owner, partner, agent, consultant, lessor, creditor or otherwise, for any person, or entity which is engaged in the same or similar business as the Company or any of the Company's affiliates or subsidiaries is engaged at any time during the term of this Agreement and which provides products or services of the type provided by the Company or any of its affiliates or subsidiaries to any person or entity located in the States of Washington, Oregon or Idaho that was a customer of the Company while Employee was employed by the Company.

                 17.3 During the term of his employment with the Company and for a period of two (2) years thereafter, Employee shall not, directly or indirectly: solicit for employment any employee of the Company; attempt to persuade or entice any employee of the Company to terminate his or her employment; or persuade or attempt to persuade, any person or company to terminate, cancel, rescind, or revoke its business or contractual relationships with the Company.

                 17.4 Employee agrees that damages for breach of the covenants contained in this Section would be difficult to determine and therefore agrees that these provisions may be enforced by temporary or permanent injunction. The right to such injunctive relief shall be in addition to and not in place of any other remedies to which the Company may be entitled. Employee agrees that any profits made or benefits obtained by Employee in violation of his obligations

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                                    PAGE 116

under this Section shall be held by Employee in constructive trust for, and shall be promptly paid to, the Company.

                 17.5 Employee agrees that the provisions of this Section are reasonable. However, if any court of competent jurisdiction determines that any provision within this Section is unreasonable in any respect, the Parties intend that this Section should be enforced to the fullest extent allowed by such court.

         18. Arbitration. Any dispute between the Parties hereto with respect to any of the matters set forth herein shall be submitted to binding arbitration in the City of Seattle, State of Washington. Either Party may commence the arbitration by delivery of a written notice to the other, describing the issue in dispute and its position with regard to the issue. If the Parties are unable to agree on an arbitrator within thirty (30) days following delivery of such notice, the arbitrator shall be selected by a Judge of the Superior Court of the State of Washington for King County upon three (3) days' notice. Discovery shall be allowed in connection with any such arbitration to the same extent permitted by the Washington Rules of Civil Procedure but either Party may petition the arbitrator to limit the scope of such discovery, in which event the arbitrator shall determine the extent of discovery allowable in connection with the dispute in question. Except as otherwise provided herein, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect for expedited proceedings. The award of the arbitrator shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. The arbitrator shall hold a hearing, at which the Parties may present evidence and argument, within thirty (30) days of his or her appointment, and shall issue an award within fifteen (15) days of the close of the hearing. In any such arbitration, the prevailing Party shall be entitled to recover its costs, including without limitation reasonable attorneys' fees, and the nonprevailing Party shall pay all costs of arbitration, but if neither Party is determined to be the prevailing Party, each Party shall bear its own costs and attorneys' fees and one-half (1/2) of the costs of arbitration. Nothing contained in this Section shall prevent either Party from seeking a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction to enforce the provisions of this Agreement. In the event that either Party institutes an action in court for such relief or to compel arbitration to or enforce an award of arbitration, the prevailing Party shall be entitled to recover its costs, including without limitation reasonable attorneys' fees.

         19. Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be sufficiently given if sent by certified mail, postage prepaid, addressed as follows:
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                                    PAGE 117


                 If to Employee, to:

                          William P. Vititoe
                          815 Mercer Street
                          P.O. Box 1869
                          Seattle, WA  98111
                          Facsimile:  (206) 382-7875


                 If to Company:

                          Washington Energy Company
                          815 Mercer Street
                          P.O. Box 1869
                          Seattle, WA  98111
                          Attention:  Corporate Secretary
                          Facsimile:  (206) 382-7875

         Any such notice or communication shall be deemed to have been given as of the date mailed. Any address may be changed by giving written notice of such change in the manner provided herein for giving notice.

         20. Waiver of Breach. The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         21. Assignment. This Agreement is for personal services. Neither Party may assign its rights or delegate its duties hereunder without the prior written consent of the other Party.

         22. Entire Agreement. This Agreement contains the entire understanding of the Parties with regard to the subject matter of this Agreement and may only be changed by written agreement signed by both Parties. Any and all prior discussions, negotiations, commitments and understandings related thereto are merged herein.

         23. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective Parties, and their legal representatives, successors, permitted assigns and heirs.

         24. Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Washington, without giving effect to principles and provisions thereof relating to conflict or choice of laws and irrespective of the fact that any one of the Parties is now or may become a resident of a different state.

         25. Validity. In case any term of this Agreement shall be invalid, illegal, or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement shall not in any way be affected thereby.

                                                   "Company"

                                                   WASHINGTON ENERGY COMPANY



                                                   By  /s/ James A. Thorpe
                                                       James A. Thorpe
                                                       Its Chairman of the Board

                                                  WASHINGTON NATURAL GAS COMPANY



                                                   By  /s/ James A. Thorpe
                                                       James A. Thorpe
                                                       Its Chairman of the Board


                                                   "Employee"



                                                   /s/ William P. Vititoe
                                                   William P. Vititoe


Attachment A.    Stock Option Agreement
Attachment B.    Executive Retirement Compensation Agreement
Attachment C.    Promissory Note Form